Exhibit 23.2
Consent of Independent Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 25, 2006 in the Registration Statement (Form S-1, Amendment No. 1) and the related Prospectus of NameMedia, Inc. for the registration of its shares of common stock.

/s/ Margolis & Company P.C.

Bala Cynwyd, Pennsylvania
December 12, 2007